                               EXHIBIT 10.c





               LEASE AGREEMENT BETWEEN SELCO SERVICE CORPORATION
                             AND HUFFY CORPORATION

                                LEASE AGREEMENT

                                    Between

                           SELCO SERVICE CORPORATION,

                                   as Lessor

                                      and

                               HUFFY CORPORATION,

                                   as Lessee

                               TABLE OF CONTENTS
                             AND PARAGRAPH CAPTIONS

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DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    1

1. EFFECTIVE DATE; DURATION OF OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5

  1.1  Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5
  1.2  Duration of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5

2. LEASE OF PREMISES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5

  2.1  Demise . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5
  2.2  Reservations from Description  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5

3. LEASE TERM   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5

  3.1  "Base Lease Term" Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5

4. RENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5

  4.1  Basic Rent; Rate Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    5
  4.2  Libor Deposits Unavailable or Interest Rate Unascertainable  . . . . . . . . . . . . . . . . . . . .. . . . . .    6
  4.3  Additional Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    6
  4.4  Manner and Application of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    6
  4.5  Lease Not Terminable Prior to Payment of Basic Rent  . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    7

5. EARLY TERMINATION OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    7

  5.1  Timing of Options; Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    7
  5.2  Final Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    8
  5.3  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    8
  5.4  Title to Assets Purchased. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    8

6. END OF TERM OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    8

  6.1  Option to Purchase Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    8
  6.2  Exercise of Option; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    9
  6.3  Title to Assets Purchased  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .    9
  6.4  Return of Leased Premises; Automatic Extension and Subsequent Sale . . . . . . . . . . . . . . . . .. . . . . .    9

7. REPRESENTATIONS AND WARRANTIES OF LESSEE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   10

  7.1  Existence and Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   10
  7.2  Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   10
  7.3  No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .   10

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  7.4  Huffy Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  7.5  Environmental Quality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  7.6  Other Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

8. COVENANTS OF LESSEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

  8.1  Huffy Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  8.2  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  8.3  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

9. CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

  9.1  Required Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  9.2  Closing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  9.3  Transaction Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

10.  FACILITY USE, OCCUPANCY, AND OPERATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

  10.1 Compliance with Law Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  10.2 Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  10.3 Clean and Orderly Appearance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  10.4 Repairs and Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  10.5 Alterations of Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  10.6 Discharge of Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  10.7 Utilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  10.8 Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  10.9 Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  10.10  Duration of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

11.  INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

  11.1 Required Insurance Coverages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  11.2 Certain Policy Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  11.3 Waiver of Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  11.4 Exculpation for Property Damage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

12.  GENERAL INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

13.  DAMAGE OR DESTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

  13.1  Option to Rebuild or Terminate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  13.2 No Abatement of Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

14.  EMINENT DOMAIN   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

  14.1 Condemnation During Leasehold - Total Taking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  14.2 Condemnation During Leasehold - Nonsubstantial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  14.3 No Abatement of Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

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15.  DEFAULT AND REMEDIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

  15.1 Default Defined; Cure Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  15.2 Rights Upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  15.3 Payment of Enforcement Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  15.4 Forbearance Not to Limit Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

4 16.  ASSIGNMENT, SUBLEASING, AND SUBCONTRACTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

  16.1 Assignment by Lessee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  16.2 Effect of Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
  16.3 Bind and Inure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

17.  SURRENDER; PERSONAL PROPERTY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

  17.1 Condition upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
  17.2 Responsibility for Personalty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

18.  QUIET ENJOYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

19.  INDEPENDENT CONTRACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

20.  REFORMATION; SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

21.  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

22.  CONSTRUCTION AND INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

  22.1 Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  22.2 Survival of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  22.3 Exercise of Discretion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  22.4 Neither Party Drafter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  22.5 Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  22.6 Certain Words and Phrases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  22.7 Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  22.8 Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

23.  MEMORANDUM OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

24.  CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

25.  [intentionally deleted]

26.  INTEGRATION; AMENDMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

                                LEASE AGREEMENT



                 THIS LEASE AGREEMENT ("Agreement"), dated this 29 day of December, 1993 by and between SELCO SERVICE CORPORATION, a bank service corporation organized under Ohio law ("Lessor"), and HUFFY CORPORATION, an Ohio corporation ("Lessee"), under the following circumstances:


                 A. Lessor owns certain real property located in Miamisburg, Ohio (the "Land") on which Lessee currently maintains an approximately 47,000 square foot headquarters facility (the "Facility").

                 B. Lessor intends to lease the Land and the Facility, exclusive of any personal property as defined in Section 1245 of the Internal Revenue Code of 1986, as amended, to Lessee pursuant to the terms and conditions set forth herein.


                 NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, Lessor and Lessee hereby agree as follows:


                                  DEFINITIONS

                 The following capitalized terms have the meanings provided in this preliminary section, or as elsewhere defined in this Agreement. Failure to enumerate in this section any capitalized term elsewhere defined in this Agreement shall not limit the general applicability of such term elsewhere defined.

                 "Additional Rent" has the meaning set forth in paragraphs 4.3 and 14.1.

                 "Adjustment Rent" has the meaning set forth in paragraph
4.1(b).

                 "Affiliate" means a person, company or other entity directly or indirectly controlled by, controlling, or under common control with the affiliated entity.

   "Assumed Rate" shall mean an annual simple interest rate equal to 1.8125%.

                 "Base Lease Term" has the meaning set forth in paragraph 3.1, but shall include for purposes of paragraphs 4.3 and 4.5 and sections 10, 13, 14 and 15 any extended lease term pursuant to paragraph 6.4.

                 "Basic Rent" means the rent payable by Lessee to Lessor pursuant to paragraph 4.1.

                 "Basic Rent Payment Date" means the last day of the Base Lease Term and each December 31 during the Base Lease Term, commencing with December 31, 1994. Notwithstanding the foregoing, if any Basic Rent Payment Date would otherwise fall on a day that is not a Business Day, such Basic Rent Payment Date shall be deemed to fall on the immediately following Business Day (unless such immediately following Business Day falls in another calendar month, in which case such Basic Rent Payment Date shall be deemed to fall on the immediately preceding Business Day).

                 "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are required or authorized to remain closed.

                 "Closing Fee" means an amount equal to $11,850, payable to Lessor by Lessee upon the execution of this Agreement.

                 "Damages" includes any and all expenses, losses, costs, claims, liability or damages incurred by the damaged party as a proximate result of an event or occurrence causing loss to the damaged party, including without limitation reasonable attorneys' fees and other defense costs.

   "Default" means any of the defaults by Lessee described in paragraph 15.1.

                 "Early Termination Price" shall have the meaning given to such term in paragraph 5.1.

                 "Effective Balance" for any day means an amount equal to (a) $3,950,000 plus (b) the Fixed Leasing Fee for the current Monthly Adjustment Period through such day, plus (c) any accrued and unpaid Fixed Leasing Fees for any prior Monthly Adjustment Period, plus (d) any accrued and unpaid Adjustment Rent, less (e) all Basic Rent due to date.

  "Effective Date" shall have the meaning given to such term in paragraph 1.1.

                 "Effective Rate" means the Libor Rate for any Monthly Adjustment Period, minus 1.75%.

                 "Environmental Law" means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Facility" has the meaning set forth in paragraph 2.1.

                 "Fair Market Value" means the value (net of all expenses of sale) of the Leased Premises which the owner can expect, with a high degree of probability, to receive as of the relevant date in an arms-length sale transaction in the marketplace, as determined by an MAI appraiser, taking into account any estimated holding costs until an actual sale, brokerage commissions, estimated advertising and any other associated costs and reflecting Lessee's right to quiet enjoyment of the Leased Premises until the Termination Date.

                 "FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

                 "Fixed Leasing Fee" for any Monthly Adjustment Period shall mean an amount equal to the Effective Balance as of the last day of the prior Monthly Adjustment Period (or, if there is no prior Monthly Adjustment Period, as of the Effective Date), multiplied by the Assumed Rate, and divided by 12.

                 "GAAP" means United States generally accepted accounting principles, consistently applied.

                 "Huffy Credit Agreement" means that certain Credit Agreement, dated as of April 21, 1992, by and among Lessee, the banks signatory thereto and Society National Bank, as Agent, as in effect on the date hereof, with such amendments as may be adopted as long as Society National Bank is a party thereto, and such other amendments as Lessor may approve.

                 "Land" means that certain real property to be leased by Lessor to Lessee pursuant to this Agreement and on which the Facility is located. The Land is particularly described in Exhibit A, and shall be subject to the Permitted Encumbrances described in Schedule 1.

                 "Leased Premises" means the Land and the Facility leased by Lessor to Lessee pursuant to this Agreement.

                 "Lessor's Purchase Price" means the amount paid by Lessor to purchase the Leased Premises pursuant to a general warranty deed dated December 22, 1993, from Lessee as grantor. Such amount shall include any applicable sales, use or similar front-end tax which Lessor may agree to pay.

                 "Libor Rate" means, for any Monthly Adjustment Period, an interest rate per annum, determined solely by Lessor (rounded upward to the next higher whole multiple of 1/16% if such rate is not such a multiple), equal at all times during such Monthly Adjustment Period to the quotient of (i) the rate per annum (rounded upwards to the next higher whole multiple of 1/16% if such rate is not such a multiple) at which deposits in U.S. Dollars are offered at 11:00 a.m. (London, England time), or as soon thereafter as is reasonably practicable, by prime banks in the London interbank eurodollar market two (2) London Days prior to the first day of such Monthly Adjustment Period, divided by (ii) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the Libor Reserve Requirements current on the date two (2) London Days prior to the first day of such Monthly Adjustment Period.

                 "Libor Reserve Requirements" means, for any Monthly Adjustment Period, the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including

"Eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to such Monthly Adjustment Period.

                 "London Day" means a day which is a Business Day and on which dealings in U.S. Dollar deposits may be carried out in the London interbank eurodollar market.

                 "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, degradation by-products, toxic substances, petroleum and petroleum products, including, without limitation, "hazardous substances," "hazardous wastes," "toxic substances" and "toxic pollutants," as defined in or identified pursuant to any Environmental Law.

                 "Monthly Adjustment Period" shall mean each period of one (1) calendar month (or portion thereof) during the term of this Lease, with the first such period commencing January 1, 1994, and the period commencing on the Effective Date and ending December 31, 1993.

                 "Monthly Adjustment Rent" shall have the meaning given to such term in paragraph 4.1(b).

                 "Option Price" shall have the meaning given to such term in paragraph 6.1.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

                 "Permitted Encumbrances" means those matters affecting title to the Land as referenced or set forth in Schedule 1 hereto.

                 "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated association and a government or any department or agency thereof.

                 "Plan" means any employee benefit plan covering the employees of Lessee subject to ERISA.

                 "Prime Rate" means that interest rate established from time to time by Society National Bank at Cleveland, Ohio as its Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by such bank for commercial or other extensions of credit.

                 "SARA" means the Superfund Amendments and Reauthorization Act of 1986.

                 "Term Rent" shall have the meaning given to such term in paragraph 4.1(a).

                 "Termination Date" means the date on which the Base Lease Term or any renewal thereof expires.

                 "Total Taking" has the meaning set forth in paragraph 14.1.


                 1.        EFFECTIVE DATE; DURATION
                           OF OBLIGATIONS
                           -------------------------

                           1.1     EFFECTIVE DATE.  The Effective Date of this
Agreement is the date first set forth above, notwithstanding any prior or subsequent date of execution. All obligations of both parties shall take effect on the Effective Date.

                           1.2     DURATION OF OBLIGATIONS.  The leasehold
estate to be conferred hereunder shall begin on the Effective Date and shall remain in effect until the Termination Date.


                 2.        LEASE OF PREMISES
                           ------------------

        2.1 DEMISE. As of the Effective Date, Lessor shall, and hereby does, lease and demise to Lessee, for and during the Base Lease Term, and subject to all terms and conditions of this Agreement, that certain Land described in Exhibit A attached hereto consisting of 10.02 acres, more or less, together with the improvements thereon. Such improvements, together with any subsequent permitted additions or alterations thereto made by Lessee, shall constitute the Facility. The Facility and the Land are hereafter referred to collectively as the "Leased Premises."

                           2.2     RESERVATIONS FROM DESCRIPTION.  At any time
during the Base Lease Term, Lessor shall have the right, with the prior written consent of Lessee, which shall not be unreasonably withheld or delayed, to make reservations from the interest in the Land leased hereunder for such covenants, easements, licenses, and rights of entry as Lessor may in Lessor's discretion, reasonably exercised, deem necessary; provided, however, that such reservations shall not impair materially the use of the Facility by Lessee for its intended purposes. Thereafter, Schedule 1 to this Agreement shall be deemed to have been amended to incorporate such reservations.


                 3.        LEASE TERM
                           ----------

                           3.1     "BASE LEASE TERM" DEFINED.  The Base Lease
Term shall begin on the Effective Date, and shall expire, unless sooner terminated, on December 31, 2003.


                 4.        RENT
                           ----

                           4.1     BASIC RENT; RATE ADJUSTMENTS.  (a) Lessee
shall pay Basic Rent to Lessor during the Base Lease Term, in ten (10) annual installments, payable in arrears on each Basic Rent Payment Date, with the final payment of Basic Rent being due and payable on the last day of the Base Lease Term. Each annual payment of Basic Rent shall be comprised of two components: (i) Term Rent in the amount of $435,436.95, plus (ii) Adjustment Rent, as calculated below, to reflect changes in the Libor Rate for each Monthly Adjustment Period during the year.

Lessee shall also pay to Lessor, in lieu of Basic Rent, on December 31, 1993, the Fixed Leasing Fee for the period commencing with the Effective Date and ending on December 31, 1993, prorated for such partial month. If the last day of the Base Lease Term is other than a December 31, Basic Rent for the final lease year shall be pro-rated.

                                   (b)  "Adjustment Rent" shall be an amount
equal to the sum of all Monthly Adjustment Rent computed since the last Basic Rent Payment Date. "Monthly Adjustment Rent" shall be an amount equal to the product of (i) the Effective Balance as of the last day of the prior Monthly Adjustment Period and (ii) a fraction, the numerator of which is the Effective Rate for the relevant Monthly Adjustment Period minus the Assumed Rate, and the denominator of which is twelve (12), provided that there shall be no Monthly Adjustment Rent for the period prior to January 1, 1994.

                           4.2     LIBOR DEPOSITS UNAVAILABLE OR INTEREST RATE
UNASCERTAINABLE. If prior to the commencement of any Monthly Adjustment Period Lessor reasonably determines that U.S. Dollar deposits of the relevant amount for such Monthly Adjustment Period are not available in the London interbank eurodollar market or the rate at which such U.S. Dollar deposits are being offered will not adequately and fairly reflect the cost to Lessor of making or maintaining a rate determined by reference to the Libor Rate or, that by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Libor Rate applicable to such Monthly Adjustment Period, as the case may be, Lessor shall promptly give notice of such determination to Lessee and the Basic Rent for the corresponding month shall be determined by reference to changes in the Prime Rate for the corresponding periods.

                           4.3     ADDITIONAL RENT.  Throughout the Base Lease
Term, Lessee also shall pay, as Additional Rent (i) all real estate and other property taxes (including any tax on lease payments, other than Ohio and Federal income taxes and income taxes imposed by Lessor's jurisdiction of incorporation), (ii) all governmental assessments levied against the Leased Premises (including without limitation the Land) for improvements benefitting the Leased Premises, and (iii) all other costs or charges of any nature whatsoever that Lessee is expressly required by this Agreement to pay, including without limitation any insurance premiums to be paid by Lessee under section 11 and any taxes that may be levied on the net income of Lessor with respect to this Agreement other than Ohio and Federal income tax and income taxes imposed by Lessor's jurisdiction of incorporation. Lessee shall pay Additional Rent by making payment of such costs and charges to Lessor or directly to the third party entitled to receive payment therefor, as the case may be. If the current method of property taxation or assessment is changed so that a capital tax or other tax imposed on the rent or any other payments received by Lessor from Lessee hereunder would be substituted for the whole or any part of the real property taxes or assessments now imposed on the Leased Premises or any part thereof, such other tax, to the extent that it is so substituted, shall be included in determining Lessor's real property tax bill for the relevant years, and shall be paid by Lessee to Lessor as Additional Rent.

                           4.4     MANNER AND APPLICATION OF PAYMENT.  All rent
and other charges of any nature required to be paid by Lessee to Lessor under this Agreement, including without limitation Basic Rent and Additional Rent, shall be paid to Lessor on or before the due date in immediately available funds without notice or demand. Payments shall be made at the office of Lessor from time to time provided for delivery of notices or to such other address and/or payee as Lessor may from time to time designate by notice to Lessee. Payments shall be applied first to Additional Rent which shall become payable to Lessor hereunder and second to Basic Rent then currently due and payable hereunder. Unless the Lessor otherwise elects, payment of those components of Additional Rent which Lessee is obligated to pay directly to third parties hereunder shall be made in a timely manner as the applicable creditors may from time to time direct, except for amounts as to which there is a bona fide dispute, so long as Lessee takes all steps necessary to insure that no liens or other encumbrances are filed against the Leased Premises as a result thereof. Lessor shall promptly forward to Lessee all such bills or invoices it receives from third parties so that timely payment of the same may be made by Lessee. Nothing herein shall create any privity of contract between Lessor and any third-party creditors of Lessee, or otherwise make Lessor responsible for any debts of Lessee. All covenants in this Agreement with respect to payments of any nature to be made by Lessee are and shall be deemed to be independent covenants.

                           4.5     LEASE NOT TERMINABLE PRIOR TO PAYMENT OF
BASIC RENT. Except as otherwise expressly set forth in this Agreement, the demise of the Leased Premises provided in this Agreement shall not expire or become terminable by Lessee for any reason whatsoever prior to payment to Lessor in full of the entire Basic Rent provided in paragraph 4.1. Until Basic Rent for the Base Lease Term shall be paid in full, Lessee waives all rights which may now or hereafter be conferred by law to abandon, terminate, or surrender the leasehold estate, in whole or in part, or to any abatement, suspension, diminution, deduction, or reduction whatsoever of Basic Rent.

                 5.        EARLY TERMINATION OPTIONS
                           -------------------------
                           5.1     TIMING OF OPTIONS; PURCHASE PRICE.  Lessee
shall have the option to terminate the Base Lease Term and purchase the Leased Premises from Lessor on any day on or prior to December 31, 2000, upon not less than ninety (90) days prior notice to Lessor of such election for a price (the "Early Termination Price") equal to the greater of (a) the Fair Market Value of the Leased Premises on the date of such termination, as determined by an MAI appraiser selected by Lessee, and (b) a percentage of the Lessor's Purchase Price as set forth below:

                   If Termination
                       Date is                               Percentage of
                    December 31,*                      Lessor's Purchase Price
                   --------------                      -----------------------
                           1993                                 100.00%
                           1994                                  94.80%
                           1995                                  88.87%
                           1996                                  82.76%
                           1997                                  76.28%
                           1998                                  69.50%
                           1999                                  62.48%
                           2000                                  54.78%

                 On the date of such purchase, Lessee shall pay to Lessor any accrued and unpaid Basic Rent and Additional Rent due as of such date.

* The percentage for any Termination Date which is not a December 31 will be calculated by Lessor in a manner consistent with the foregoing schedule to maintain Lessor's economic yield on the next occurring December 31.

                           5.2     FINAL ADJUSTMENTS.  If Lessee elects to
exercise the option described in paragraph 5.1 and the Early Termination Price is the applicable percentage of Lessor's Purchase Price, a final adjustment of the Basic Rent payment then due will be made at closing to reflect adjustments in the Basic Rent for the year or portion thereof preceding such early termination date with respect to changes in the Libor Rate during such year or portion thereof.

                           5.3     CLOSING.  A purchase of the Leased Premises
by Lessee pursuant to the exercise of an early termination option shall be closed on the date set forth in the notice of exercise of such option. Closing shall occur at the principal office of Lessor, or such other mutually convenient location as the parties may designate. The Base Lease Term will terminate upon such closing.

                           5.4     TITLE TO ASSETS PURCHASED.  At the closing
of any purchase pursuant to paragraph 5.1, Lessee shall pay the Early Termination Price to Lessor in immediately available funds, and Lessor shall convey to Lessee all of Lessor's right, title, and interest in the Leased Premises by special warranty deed in substantially the form attached as Exhibit D hereto, with a covenant by the grantor to the effect that it had not done or executed, or knowingly suffered to be done or executed, any act, deed or thing whatsoever whereby or by means whereof the premises conveyed therein, or any part thereof, then or at any time thereafter, will or may be charged or encumbered in any manner or way whatsoever, except real property taxes for the then current and subsequent years, but without further representation, warranty or indemnity by Lessor, free and clear of all mortgages, liens, and other encumbrances relating to financing obtained or debts incurred by Lessor, subject to those matters, if any, set forth on the "Schedule of Permitted Encumbrances" attached hereto as Schedule 1, as the same may be supplemented pursuant to paragraph 2.2. Lessee shall accept such conveyance of the Land and the Facility "as is, where is," and "with all faults," and shall thereafter defend, indemnify and save Lessor harmless from any losses, damages or claims arising out of or occurring in connection with the Land or the operation of the Facility, except such losses, damages, and claims as may arise out of the gross negligence, willful misconduct or intentionally tortious acts or omissions of Lessor and its agents and employees.


                 6.        END OF TERM OPTIONS
                           -------------------

                           6.1     OPTION TO PURCHASE FACILITY.  At the
expiration of the Base Lease Term, Lessee shall have the option either to (a) purchase the Leased Premises for a purchase price (the "Option Price") equal to its Fair Market Value on the Termination Date, as determined by an MAI appraiser selected by Lessor, or (b) return the Leased Premises to Lessor pursuant to paragraph 6.4; provided, however, that at the time of exercise of the option to purchase, and at the time of closing of such purchase, Lessee shall not be in Default under paragraph 15.1(a).

                           6.2     EXERCISE OF OPTION; CLOSING.  Lessee must
exercise one of the options in paragraph 6.1 at least one hundred eighty (180) days prior to the expiration of the Base Lease Term by notice to Lessor, which exercise shall be irrevocable. If such notice is not timely received by Lessor, Lessee shall be deemed to have elected to purchase the Leased Premises as provided in paragraph 6.1(a). If the option to purchase is exercised or deemed to have been exercised, the purchase shall be closed on the Termination Date. Closing shall occur at the principal office of Lessor, or such other mutually convenient location as the parties may designate.

                           6.3     TITLE TO ASSETS PURCHASED.  At the closing
of any purchase pursuant to paragraph 6.1(a) or 6.2, Lessee shall pay the Option Price to Lessor in immediately available funds, and Lessor shall convey to Lessee all of Lessor's right, title, and interest in the Leased Premises by special warranty deed in substantially the form attached as Exhibit D hereto, with a covenant by the grantor to the effect that it had not done or executed, or knowingly suffered to be done or executed, any act, deed or thing whatsoever whereby or by means whereof the premises conveyed therein, or any part thereof, then or at any time thereafter, will or may be charged or encumbered in any manner or way whatsoever, except real property taxes for the then current and subsequent years, but without further representation, warranty or indemnity by Lessor, free and clear of all mortgages, liens, and other encumbrances relating to financing obtained or debts incurred by Lessor, subject to those matters, if any, set forth on the "Schedule of Permitted Encumbrances" attached hereto as
Schedule 1, as the same may be supplemented pursuant to paragraph 2.2. Lessee shall accept such conveyance of the Land and the Facility "as is, where is," and "with all faults," and shall thereafter defend, indemnify and save Lessor harmless from any losses, damages or claims arising out of or occurring in connection with the Land or the operation of the Facility except such losses, damages, and claims as may arise out of the gross negligence, willful misconduct or intentionally tortious acts or omissions of Lessor, its agents, and employees.

  6.4     RETURN OF LEASED PREMISES; AUTOMATIC EXTENSION AND SUBSEQUENT SALE.

                           (a) If Lessee elects to return the Leased Premises pursuant to paragraph 6.1(b), the Lease shall be automatically extended for an additional term of twelve (12) months, which additional term will, however, terminate sooner upon the sale of the Leased Premises by Lessor as provided herein, commencing at the expiration of the Base Lease Term. During such extended lease term Lessee shall pay to Lessor monthly rental payments of $50,740.66 each, payable in advance on the first day of each calendar month. During such extension, Lessee shall also pay Additional Rent as provided in paragraph
                 4.3. At the end of the extended term Lessee shall promptly vacate the Leased Premises and return them to Lessor. The sale of the Leased Premises to a third party shall be arranged by

                 Lessor as soon as commercially reasonable following the date on which the Lessee notifies Lessor of its intention to return the Leased Premises pursuant to paragraph 6.1(b). If Lessee is not then in Default under this Agreement, Lessee shall have the option to act as Lessor's agent in arranging such third party sale, subject to negotiation of acceptable terms between Lessee and Lessor, and subject to Lessor's approval of the terms of sale, which shall not be unreasonably withheld or delayed. Any such sale shall be "as is", "where is" and "with all faults", by special warranty deed, without further representation, warranty or indemnity by Lessor.

                           (b)  All costs and expenses arising from the
                 marketing and sale of the Leased Premises shall be for the account of Lessee. Lessee shall (i) promptly provide any maintenance records relating to the Facility to Lessor and the potential purchaser, as requested, (ii) maintain and insure the Leased Premises at its expense through the date title is conveyed, and (iii) do all other things necessary to facilitate the transfer of the Leased Premises by Lessor to the purchaser.


                 7.        REPRESENTATIONS AND WARRANTIES OF LESSEE
                           ----------------------------------------

                 Lessee hereby represents and warrants to Lessor as follows:

                           7.1     EXISTENCE AND RIGHTS.  Lessee is a
corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Lessee has all corporate power and authority, rights and franchises to own its properties and to carry on its business as now conducted, and has the corporate power and authority to enter into and perform this Agreement.

                           7.2     AUTHORIZATION.  The execution, delivery and
performance of this Agreement by Lessee have been duly authorized and do not require the consent or approval of any governmental body, other regulatory authority or other Person; are not in contravention of or in conflict with any law or regulation or any term or provision of Lessee's Amended Articles of Incorporation or Code of Regulations; and this Agreement is the valid, binding and legally enforceable obligation of Lessee in accordance with its terms.

                           7.3     NO CONFLICT.  The execution, delivery and
performance of this Agreement will not breach or constitute a default under any agreement, indenture or other material undertaking or instrument to which Lessee is a party or by which it or any of its property may be bound or affected, and such execution, delivery and performance will not result in the creation or imposition of (or the obligation to create or impose) a lien on any of its property pursuant to the provisions of any of the foregoing.

                           7.4     HUFFY CREDIT AGREEMENT.  All of the
representations and warranties of Lessee contained in Section 6 of the Huffy Credit Agreement are hereby incorporated by reference herein in their entirety, as though fully set forth herein, and Lessee hereby represents that they are correct and complete on the date hereof as if then made, except as set forth in
Schedule 7.4.

                           7.5     ENVIRONMENTAL QUALITY.  Except as disclosed
in writing to Lessor prior to the date hereof in the Phase I Environmental Site Assessment dated December 16, 1993, prepared by QSource Environmental Services, Inc. (the "Phase I Report"), Lessee has complied with all Environmental Laws with respect to the Leased Premises except when the failure to so comply would have no material adverse effect on the consolidated operations or financial condition of Lessee; Lessee has not been notified that it is under investigation by any state and federal agency designated to enforce any Environmental Laws with respect to the Leased Premises, except as disclosed in writing to Lessor prior to the date hereof in the Phase I Report, which such exceptions shall be acceptable to Lessor.

                           7.6     OTHER REGULATIONS.  Lessee is not subject to
the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or any other statute or regulation restricting the execution or performance of this Agreement or any performance in connection herewith by Lessee.


                 8.        COVENANTS OF LESSEE.

                 Lessee covenants and agrees that, so long as this Agreement remains in effect, unless Lessor shall otherwise consent in writing, Lessee shall do all of the following:

                           8.1     Huffy Credit Agreement.  Effective upon the
date, if any, upon which the Huffy Credit Agreement is terminated or Society National Bank is no longer a party thereto, all of the covenants and agreements of Lessee contained in Sections 8 and 9 of the Huffy Credit Agreement are hereby incorporated by reference in their entirety, as though fully set forth herein and as if Lessor were the Bank thereunder. Effective at such time, Lessee agrees to comply with and be bound by such covenants and agreements so long as this Lease Agreement remains in effect.

                           8.2     Reports.  Furnish at Lessee's expense to
                                   Lessor:

                           (a) on a quarterly basis commencing with the fiscal quarter ending March 31, 1994, a certificate signed in the name of Lessee by its chief financial officer, stating that no Default or condition or event which, upon the giving of notice or the passage of time, would constitute a Default has occurred, or, if any such event has occurred, specifying the nature thereof, the period of existence thereof and what action Lessee proposes to take with respect thereto; and

                           (b) promptly upon obtaining knowledge of a Default or event which upon notice or passage of time will constitute a Default hereunder, deliver to Lessor a certificate signed in the name of Lessee by its chief executive or chief financial officer specifying the nature thereof, the period of existence thereof, and what action Lessee proposes to take with respect thereto.

                           8.3     COMPLIANCE WITH LAWS.  Comply with the
requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to the Leased Premises, including without limitation any applicable Environmental Law, noncompliance with which could have a material adverse effect on the consolidated financial condition or operations of Lessee at the Leased Premises.


                 9.        CLOSING
                           -------

                           9.1     REQUIRED DOCUMENTATION.  Simultaneously with
the execution of this Agreement, Lessee is delivering to Lessor the following:

                           (a)  a duly executed officer's certificate of
Lessee in the form attached as
                                                                      EXHIBIT B;

                           (b)  evidence of proper insurance as described in
section 11;

                           (c)  an appraisal, satisfactory in form and
                 substance to Lessor, of the fair market value of the Leased Premises as of a recent date, which shall have been performed in accordance with FIRREA guidelines by a state certified appraiser selected by Lessor;

                           (d) a satisfactory Phase I environmental report addressed to Lessor and Lessee with respect to the Leased Premises prepared by a consulting firm engaged by Lessee but acceptable to Lessor, together with an environmental site assessment report acceptable to the Lessor in its sole discretion, certified to the Lessor and to the effect that all inspections, research and tests customarily and reasonably required to render a report have been undertaken;

                           (e) an ALTA owner's policy of title insurance in form satisfactory to Lessor, issued by a company acceptable to Lessor in an amount not less than Lessor's Purchase Price, containing such endorsements as Lessor shall require including, without limitation, a survey endorsement and an ALTA 3.0 Zoning Endorsement which shall also cover compliance with parking requirements in addition to such other matters customarily covered by such endorsement and affirmatively insuring that the fee simple estate is indefeasible and is not subject to any encumbrances other than
Permitted Encumbrances;

                           (f) a currently dated survey, subject to Lessor's approval, certified by a registered land surveyor acceptable to Lessor and prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Urban Land Title Surveys, adopted by the American Land Title Association and the American Conference on Surveying and Mapping in 1992, showing
                 (i) the outline of the property, (ii) all utility lines and easements in the vicinity of the property serving or necessary to serve the property, (iii) all set-back lines, (iv) all easements and rights of way existing or of record, (v) whether the property is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, and (vi) such additional information as may be required by Lessor;

                           (g) an opinion of counsel for Lessee satisfactory in form and substance to Lessor and substantially in the form attached as EXHIBIT C;

                           (h)  a Certificate of Good Standing of Lessee from
its state of incorporation; and

                           (i)  any and all other documents reasonably
requested by Lessor.

                           9.2     CLOSING FEE.  Lessee shall pay the Closing
Fee to Lessor in immediately available funds upon execution of this Agreement.

                           9.3     TRANSACTION COSTS.  Lessee shall pay all
transaction and closing costs and expenses relating to this Agreement and the purchase by Lessor of the Leased Premises from Lessee, including but not limited to Lessor's legal fees, documentation fees and expenses, title insurance premiums, survey costs, outside inspectors' costs, appraisals, recording fees and taxes.


                 10.       FACILITY USE, OCCUPANCY,
                           ------------------------
                           AND OPERATION
                           -------------

                           10.1    COMPLIANCE WITH LAW GENERALLY.  Lessee
agrees that the Leased Premises shall be used and occupied in a legal, careful, safe and proper manner in accordance with all applicable laws, including but not limited to the Americans with Disabilities Act, that no activity which is known in the insurance industry as extra or especially hazardous shall be permitted therein, and that no waste shall be committed or suffered by Lessee to the Leased Premises, ordinary wear and tear excepted. Lessee shall at all times maintain in force and effect all permits and licenses required for the operation of the Facility as an office facility. Notwithstanding the foregoing, without the prior written consent of Lessor, in no event shall Lessee use or permit the use of the Leased Premises for any purpose which materially increases the risk of environmental liability for Lessor over and above the level of risk of environmental liability in operating the Facility in the same manner as was done by Lessee when it was the owner of said Facility immediately prior to the transfer of legal title to the Leased Premises to Lessor.

                           10.2    ENVIRONMENTAL COMPLIANCE.

                           (a) During the Base Lease Term, at Lessee's expense and without expense to Lessor, Lessee will comply with and abide by all applicable laws now or hereafter applicable to the Leased Premises including, but not limited to, Environmental Laws.

                           (b) In order to induce Lessor to enter into this Lease, Lessee covenants and agrees that during the Base Lease Term it shall:

                                   (i) comply in all respects and cause its
                           subsidiaries, assignees, tenants or other persons lawfully occupying or conducting operations on or about the Leased Premises to comply in all respects with all Environmental Laws now or hereafter applicable to the Leased Premises or any operation thereon;

                                   (ii) have sole responsibility for any and
                           all costs and expenses associated with such compliance, including compliance with any such Environmental Law now or hereafter applicable to the Leased Premises directed to Lessor or to which Lessor may become subject;

                                   (iii) not generate, use, treat, store,
                           release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Materials of Environmental Concern on the Leased Premises, or transport or permit the transportation of Materials of Environmental Concern to or from the Leased Premises, other than in each case in connection with the maintenance of the Leased Premises and in connection with the operations of the business of the Lessee in the Leased Premises in a manner consistent with its operations therein immediately prior to the date of this Lease, and in compliance at all times with section 10 hereof; and

                                   (iv) provide Lessor written notice of (x)(A)
                           any condition, occurrence or release at, on or arising from the Leased Premises or any operation thereon that triggers a government reporting requirement under SARA or (B) any release of Materials of Environmental Concern in violation of or in a manner giving rise to liability under any Environmental Laws on or from the Leased Premises that has resulted or, in the reasonable judgment of Lessee, may result in personal injury, material property damage or the requirement that Lessee or any of its subsidiaries, sublessees, assignees, tenants or other persons occupying or conducting operations on the Leased Premises remediate such release, Lessee hereby agreeing to use all reasonable efforts to give such notice within five Business Days after the condition, occurrence or release is brought to the attention of the corporate officer of Lessee responsible for environmental compliance and (y) any pending or, to the best knowledge of Lessee, threatened claim under any Environmental Law against Lessee, any of its subsidiaries, sublessees, assignees, tenants or other persons lawfully occupying or conducting operations on the Leased Premises which relates to the Leased Premises and, if determined adversely to Lessee or any such persons, could reasonably be expected to have a material adverse effect on the consolidated operations or financial condition of Lessee (a "Material Environmental Claim"), Lessee hereby agreeing to use all reasonable efforts to give such notice within five Business Days after the date such Material Environmental Claim or threat thereof is brought to the attention of the corporate officer of Lessee responsible for environmental compliance. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, incident or occurrence and Lessee's response thereto. In addition, Lessee will provide Lessor with copies of all relevant written communications with any person asserting a Material Environmental Claim.

                           10.3    CLEAN AND ORDERLY APPEARANCE.  Lessee shall
at all times keep the Leased Premises in a clean, neat, and orderly condition and shall keep it in at least as good condition as it was on the Effective Date, ordinary wear and tear excepted, shall cause trash and refuse to be stored out of view of the general public and the adjoining properties, and shall cause such trash, refuse, and other waste products to be removed on a regular basis. Lessee shall keep all parking and walkway areas on the Land clean, orderly, and reasonably free from snow, ice, and debris.

                           10.4    REPAIRS AND MAINTENANCE.  Lessee shall from
time to time make, at Lessee's expense, all necessary interior and exterior repairs and replacements to the Facility and all parts thereof, in a condition and in a manner that complies with all government regulations and requirements and in accordance with generally accepted procedures and specifications and shall perform all necessary interior and exterior maintenance to the Land, the Facility and the other improvements thereon, including without limitation the landscaped areas, drives, parking areas, aprons, and sidewalks constituting a part thereof. Lessee shall maintain the Facility in satisfactory working order and shall keep it in at least as good condition as it was on the Effective Date, ordinary wear and tear excepted.

                           10.5    ALTERATIONS OF FACILITY.  After providing
not less than thirty (30) days' prior notice to Lessor, Lessee may make at its own expense such modifications, substitutions, alterations and additions to the Facility as Lessee may from time to time require or deem appropriate in Lessee's discretion to adapt the same to Lessee's reasonable business requirements. All modifications, substitutions, alterations and additions made by Lessee shall be effected in a good and workmanlike manner and in compliance with all applicable laws and insurance requirements and shall not diminish the value, condition or the appearance of, or impair the utility or useful life of the Facility, shall not violate any covenant, condition, restriction, reservation, easement, exception or encumbrance which affects the Leased Premises unless Lessee shall obtain an appropriate waiver, variance or release of same. All non-severable parts incorporated or installed in the Facility shall become the absolute property of Lessor upon expiration or termination of Lessee's leasehold or the abandonment of the Leased Premises by Lessee unless the Leased Premises are purchased by Lessee pursuant to section 5 or section 6 hereof. Nothing herein shall be construed to constitute Lessee as the agent of Lessor for purposes of making any such modifications, substitutions, alterations or additions or to give Lessor any control over the manner of execution of the work, it being agreed that Lessee and Lessee alone is fully responsible for completion of and payment for all such modifications, substitutions, alterations or additions.

                           10.6    DISCHARGE OF LIENS.  Lessee shall defend,
indemnify and hold Lessor and Lessor's interest in the Facility and the Land harmless from all liens and claims of liens which may be filed or claimed in connection with any repairs, maintenance, alterations, additions, improvements, or other work made or done by Lessee. Lessee shall have the right to dispute or contest any such lien; provided, however, that Lessee first takes all steps necessary to ensure that the lienor cannot recover against the Leased Premises.

                           10.7    UTILITIES.  Lessee has inspected the Leased
Premises and concluded that it is served by water, gas, electricity, light, heat, telephone, power and other utilities and communication services (collectively, the "Utilities") sufficient for Lessee's use of the Leased Premises. Lessor has not made any representations to Lessee about the Utilities. Lessee shall not have any right to terminate this Agreement or to abate its Basic Rent and Additional Rent due under this Lease or to assert any claim against Lessor on account of the interruption, cessation or unavailability of any of the Utilities. Lessee, at its expense, shall obtain and pay for all necessary or required Utilities and other services for the Leased Premises. Lessor shall not be liable for any damages Lessee may suffer because of any unavailability of or interruption or other deficiency in such utility services. Lessor, upon request of Lessee, and at the sole expense and liability of Lessee, shall join with Lessee in any application required for obtaining or continuing any of the Utilities, but in no event shall Lessor be obligated to pay any cost in connection with such application or for any service supplied by the utility to which such application is made.

                           10.8    ABANDONMENT.  Should Lessee vacate or
abandon the Leased Premises, Lessor may enter the same, using such force as may be necessary, change the locks on the doors, and take possession of the Leased Premises, all without liability to Lessee or derogation of its rights as a tenant. After 180 days, Lessor may use the Leased Premises for any desired purpose, with or without terminating this Agreement in accordance with provisions of this Agreement concerning Default.

                           10.9    INSPECTION.  Lessee shall permit Lessor to
enter and inspect the Leased Premises at any reasonable time for any proper purpose, including without limitation review of compliance by Lessee with its obligations hereunder and inspection by a prospective purchaser, mortgagee, or tenant of Lessor's interest in the Facility or Land. However, Lessor shall have no duty to inspect and no failure by Lessor to inspect shall relieve Lessee of any duty which Lessee may have under this Agreement. Lessee shall also permit Lessor to discuss Lessee's affairs, finances and accounts with the principal officers of Lessee, all at such reasonable times and as often as Lessor may reasonably request; provided, however, that Lessor shall keep such information confidential, except in connection with enforcement or exercise of Lessor's rights under this Agreement or otherwise available at law or in equity.

                           10.10   DURATION OF COVENANTS.  Lessor and Lessee
shall be and remain obligated to each other as provided in this section 10 for a period which commences with the Effective Date and expires on the Termination Date.


                 11.       INSURANCE
                           ---------

                           11.1    Required Insurance Coverages.  Schedule 11.1
hereto describes Lessee's liability and property insurance providers, ratings, coverage amounts, terms, conditions, amount of self insurance (if any). Lessee has caused Lessor to be named as an additional insured and loss payee on such policies, as its interests may appear, in form and substance acceptable to Lessor. Beginning on the Effective Date or as soon thereafter as the specified risks shall arise, and continuing until the Termination Date or, if later, the date on which the Facility is sold by Lessor pursuant to paragraph 6.4, Lessee shall continuously maintain in force the following insurance coverage:

                           (a) all risk insurance coverage against losses for the full insurable replacement value of the Leased Premises, including losses by fire, lightning, hail, windstorm, vandalism, and malicious mischief endorsement;

                           (b) public liability and property damage with limits of $1,000,000 per occurrence (subject to $500,000 self-insured retention per occurrence) and with umbrella coverage of $20,000,000;

                           (c) boiler and explosion coverage in an amount not less than full insurable replacement value of the Leased Premises;

                           (d)     workers' compensation; and

                           (e) automobile liability with limits of One Million Dollars ($1,000,000) per occurrence, subject to a $75,000 self-insured retention per occurrence and with umbrella coverage of $20,000,000.

Lessee may vary the coverage and retention amounts on its third party liability policies in its discretion, reasonably and prudently exercised, provided that Lessee shall not, in exercising such discretion with respect to varying such coverages and retention amounts, obtain insurance with respect to the Leased Premises which is less favorable than that obtained for similar facilities that it or the Guarantor may own.

                           11.2    CERTAIN POLICY PROVISIONS.  All such
policies of insurance shall be written by responsible and accredited companies of recognized standing authorized to do business in the State of Ohio, shall be written in standard form and shall provide that the policies shall not be cancelable except upon thirty (30) days' prior written notice by the insurer to Lessor. In addition, such policies shall cover such loss contingencies and hazards as are commonly covered in policies issued on similar properties in the area of the Facility. Lessee shall deliver to Lessor a certificate of insurance and, if requested by Lessor, a copy of such policies (or, in lieu of policies of insurance, binders if then acceptable to Lessor) upon execution of this Agreement, and a certificate of insurance or other evidence of renewal and, if requested by Lessor, a copy of any renewal policy shall be delivered to Lessor as promptly as possible prior to the termination date of any expiring policy.

                           11.3    WAIVER OF SUBROGATION.  Lessor and Lessee
each hereby waives, on behalf of itself and on behalf of all carriers of the insurance required to be maintained pursuant to paragraph 11.1 above, all claims, by subrogation or otherwise, which such waiving party might otherwise have against the other for loss or damage to the Leased Premises and the respective interests of both such parties therein, arising out of perils insured against in accordance with such requirements of this Agreement, but only to the extent of proceeds of insurance actually received, and only if this waiver does not or will not invalidate, limit, or otherwise restrict coverage.

                           11.4    EXCULPATION FOR PROPERTY DAMAGE.  All
personal property of every kind and description that may at any time be in, at or on the Leased Premises shall be kept in, at or on the Leased Premises at Lessee's sole risk, or at the risk of those claiming under Lessee. Without limitation of the foregoing waivers of claims of subrogation, Lessor shall not be liable for any damage to said personal property or any loss of business by Lessee however arising, including without limitation from the bursting, overflowing, or leaking of water or pipes, or from other heating, electrical, or plumbing fixtures, from electric wires, from gas or odors, from acts of other persons on or in the vicinity of the Land or from any other cause in any other manner whatsoever, except to the extent that such damage to personal property may result from and actually be caused by the gross negligence, willful misconduct or intentionally tortious acts or omissions of Lessor.


                 12.       GENERAL INDEMNIFICATION
                           -----------------------

                 Subject to such waivers and limitations of liability as are specifically provided hereunder, Lessee shall at all times defend, indemnify and save Lessor harmless from any and all Damages relating to the Leased Premises, and from any Damages that may occur or be claimed by or with respect to any party, person or persons, entity, property or chattels in, on, or about the Leased Premises, resulting in whole or in part from any negligent or willfully tortious act done or omission by or through Lessee, any Affiliate of Lessee, or any third party in the Facility or on the Land or resulting from Lessee's, any such Affiliate's or any such third party's use, non-use or occupancy of the Leased Premises in any manner contrary to the requirements of this Agreement, except for such Damages resulting from the gross negligence or willful misconduct of Lessor. Without limiting the generality of the foregoing, Lessee shall defend, indemnify and save Society Corporation and Lessor and their respective directors, officers, employees, successors and assigns harmless from any and all Damages that may occur or be claimed, directly or indirectly, with respect to Lessee's, any Affiliate of Lessee's or any such third party's violation or failure to comply with all applicable Environmental Laws, or as a result of or in connection with the assertion of any claim relating to the presence, generation, handling, disposal, release or removal of any Materials of Environmental Concern on the Leased Premises, except for such Damages resulting from the gross negligence or willful misconduct of Lessor. This covenant of indemnity shall survive expiration or termination of this Agreement, and shall be construed as supplementary to and not be construed to conflict with or limit any other covenant of indemnity contained in this Agreement.


                 13.       DAMAGE OR DESTRUCTION
                           ---------------------

                           13.1  OPTION TO REBUILD OR TERMINATE.  (a)  If, at
any time during the Base Lease Term, the Leased Premises is damaged or destroyed by fire, hail, windstorm, flood or other casualty, regardless of the severity of such loss and whether or not such loss shall have been insured against, Lessee shall repair and reconstruct the Leased Premises to substantially the same condition, or better, as existed immediately prior to such casualty loss, provided that, if the Leased Premises is destroyed or so badly damaged that repair is impracticable, Lessee may at its option terminate the Base Lease Term upon thirty (30) days prior written notice to Lessor. Lessor shall waive Lessor's interest in insurance proceeds, if any, relating to such casualty loss, but Lessee's obligation to repair and reconstruct shall not be limited by the amount of insurance proceeds. If Lessee is required or elects to repair or reconstruct the Leased Premises, Lessor may disburse the payment of such insurance proceeds in a manner which assures Lessor of satisfactory, lien-free completion of such repair or reconstruction in accordance with standard construction lending disbursement practices.

                           (b)  An election to terminate the Base Lease Term
pursuant to paragraph 13.1(a) shall be treated as a sale of the Leased Premises to Lessee as a third party as contemplated in paragraph 6.4, except that Lessee shall pay the Lessor, as Additional Rent, the applicable percentage of Lessor's Purchase Price set forth below:

                       If Termination
                          Date is                              Percentage of
                       December 31,*                     Lessor's Purchase Price
                      ---------------                    -----------------------
                                   1993                        100.00%
                                   1994                         94.80%
                                   1995                         88.87%
                                   1996                         82.76%
                                   1997                         76.28%
                                   1998                         69.50%
                                   1999                         62.48%
                                   2000                         54.78%
                                   2001                         46.78%
                                   2002                         38.58%
                                   2003                         29.48%

                 On the date of such termination, Lessee shall pay to Lessor any accrued and unpaid Basic Rent and Additional Rent due as of such date.

* The percentage for any Termination Date which is not a December 31 will be calculated by Lessor in a manner consistent with the foregoing schedule to maintain Lessor's economic yield on the next occurring December 31.

Upon the payment of such Additional Rent, Lessor shall transfer the Leased Premises to Lessee in the manner contemplated by paragraph 6.4(a), and shall waive Lessor's interest in any insurance proceeds related to such casualty loss.

                          13.2    NO ABATEMENT OF RENT.  Neither Basic Rent
nor Additional Rent shall be abated or reduced during any period in which the Leased Premises is being repaired or reconstructed or is otherwise untenantable.


                14.       EMINENT DOMAIN
                          --------------

                          14.1    CONDEMNATION DURING LEASEHOLD - TOTAL TAKING.

                           (a) If, during the Base Lease Term, the Leased Premises or any part thereof is condemned or appropriated by any public authority such that Lessee reasonably determines that the Leased Premises cannot economically be used by Lessee for the purposes for which it was used immediately before such taking (a "Total Taking"), the Base Lease Term shall terminate on the date on which title to the portion of the Leased Premises subject to the Total

                 Taking vests in the condemning authority responsible for such taking.

                           (b) A Total Taking as defined in paragraph 14.1(a) shall be treated as a sale of the Leased Premises to a third party as contemplated in paragraph 6.4, except that Lessee shall pay the Lessor, as Additional Rent, the difference, if any, between the condemnation award received by Lessor (net of any expenses reasonably incurred by Lessor in connection therewith, including legal and appraisal fees) and the applicable percentage of Lessor's Purchase Price set forth below:

                                If Termination
                                    Date is                    Percentage of
                                 December 31,*           Lessor's Purchase Price
                                ---------------          -----------------------
                                   1993                        100.00%
                                   1994                         94.80%
                                   1995                         88.87%
                                   1996                         82.76%
                                   1997                         76.28%
                                   1998                         69.50%
                                   1999                         62.48%
                                   2000                         54.78%
                                   2001                         46.78%
                                   2002                         38.58%
                                   2003                         29.48%

                 On the date of such termination, Lessee shall pay to Lessor any accrued and unpaid Basic Rent and Additional Rent due as of such date.

* The percentage for any Termination Date which is not a December 31 will be calculated by Lessor in a manner consistent with the foregoing schedule to maintain Lessor's economic yield on the next occurring December 31.

                 14.2      CONDEMNATION DURING LEASEHOLD - NONSUBSTANTIAL.

                           (a) If a portion of the Leased Premises is condemned or appropriated by any public authority during the Base Lease Term in a manner which Lessee reasonably determines would not materially and adversely affect the use thereof by Lessee after practical repair and reconstruction, this Agreement shall remain in effect and Lessee shall repair and reconstruct the Leased Premises to as nearly as practicable the same condition, or better, as existed immediately prior to such taking, in which event Lessor shall deliver the proceeds relating to such condemnation or appropriation loss to Lessee, and any amount in excess of the amount required to repair or reconstruct the

                 Leased Premises shall be retained by Lessor to compensate Lessor for any portion of the Land and any appurtenant rights and easements taken. Lessee's obligation to repair and reconstruct shall not be limited to the proceeds of condemnation available for such purposes. Lessor may disburse the payment of such proceeds in a manner that assures Lessor of satisfactory, lien-free completion of such repair or construction in accordance with standard construction lending disbursement practices.

                           (b) If Lessee purchases the Leased Premises at the end of the Base Lease Term pursuant to paragraph 6.2 or earlier pursuant to paragraph 5.1, the amount of any condemnation proceeds retained by Lessor under paragraph 14.2(a) shall be credited toward the payment of the Option Price or the Early Termination Price, as the case may be.

                           14.3    NO ABATEMENT OF RENT.  As long as the Base
Lease Term remains in effect, neither Basic Rent nor Additional Rent shall be abated during or after the period in which the Leased Premises are being repaired or reconstructed. Lessor shall be entitled to receive, and except for proceeds to be delivered to Lessee as provided above, Lessor shall retain as its sole property, all proceeds of any condemnation award for, or relating to, the Leased Premises (including the leasehold created hereby), but Lessee may make a separate claim against the condemning authority for the value of its trade fixtures and costs of relocation, if such is required.


                 15.       DEFAULT AND REMEDIES
                           --------------------

                           15.1    DEFAULT DEFINED; CURE PERIOD.

                           (a) Should Lessee fail to pay any installment of Basic Rent, Additional Rent, or any other sum herein required to be paid to Lessor within ten (10) days after such payment is due and payable; or

                           (b) should Lessee abandon or vacate the Leased Premises for any period of more than one hundred eighty (180) consecutive days; or

               (c)     should Lessee fail to maintain any required insurance; or

                           (d) should Lessee fail to perform any other covenant or to comply with any other condition herein provided to be performed or complied with by Lessee (other than the payment of money and maintenance of insurance), within thirty
                 (30) days after receipt by Lessee of written notice thereof from Lessor (or, in the event such failure can be removed or corrected, but cannot be removed or corrected within such thirty (30) day period, in the event Lessee does not commence to remove or correct such failure within said thirty (30) day period and thereafter diligently pursue such removal or correction to completion as quickly as may be reasonably practicable but in any event, with respect to all matters except those involving compliance with Environmental Laws which may require a longer remediation period, within one hundred eighty (180) days after the onset of such failure); or

                           (e) should there occur any material breach of any representation or warranty by Lessee hereunder or in any financial statements or other documents related to the transactions contemplated by this Agreement; or

                           (f) should Lessee default under any indebtedness after expiration of any applicable grace or cure period for borrowed money in excess of $5,000,000 in the aggregate or should there occur any Event of Default (as defined in the Huffy Credit Agreement) under the Huffy Credit Agreement; or

                           (g) should there be a judgment entered against Lessee or any of its Affiliates in an uninsured amount in excess of $3,000,000, which judgment remains unvacated, unbonded, unstayed or unsatisfied for a period of sixty (60) days; or

                           (h) should (i) any Plan subject to Title IV of ERISA be terminated by the PBGC pursuant to Subtitle C of Title IV of ERISA, (ii) a trustee be appointed by the appropriate U.S. District Court to administer any such Plan,
                 (iii) the PBGC institute proceedings to terminate any such Plan, or (iv) any such Plan fail to satisfy the minimum funding standard for such Plan for a Plan year as established in Section 412 of the Internal Revenue Code, as amended; or

                           (i) should a court having jurisdiction enter a decree or order (i) for relief in respect of Lessee or any Subsidiary or Subsidiaries that account for 3% or more of the Consolidated Adjusted Net Worth of Lessee and its Subsidiaries (as each term is defined in the Huffy Credit Agreement), in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Lessee or any Subsidiary or Subsidiaries that account for 3% or more of the Consolidated Adjusted Net Worth of Lessee and its
                 Subsidiaries, for any substantial part of their respective properties or ordering the winding up or liquidation of its affairs;
                 or

                           (j) should either (i) a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect be commenced by Lessee or any Subsidiary or Subsidiaries that account for 3% or more of the Consolidated Adjusted Net Worth of Lessee and its Subsidiaries, or (ii) either Lessee or any Subsidiary or Subsidiaries that account for 3% or more of the Consolidated Adjusted Net Worth of Lessee and its Subsidiaries consent to the entry of an order for relief in an involuntary case under such law, or shall consent to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) for any substantial part of their respective properties; or

                           (k)     should Lessee or any Subsidiary or
                 Subsidiaries that account for 3% or more of the Consolidated Adjusted Net Worth of Lessee and its Subsidiaries make any general assignment for the benefit of creditors or take any corporate action in furtherance of any of the foregoing or any of the matters described in paragraph 15.1(j) above;

then and in any such event Lessee shall be in Default hereunder. Any Default shall be deemed to be continuing until it is waived in writing by Lessor or cured to the reasonable satisfaction of Lessor. Notwithstanding anything to the contrary, the occurrence of any of the events described in paragraph 15.1(j) with respect to Subsidiaries of Lessee shall not be a Default if: (a) at least ten (10) Business Days prior to the occurrence of any such event Lessee notifies Lessor of an intention to cause or consent to such event pursuant to a specific investment program (such notice shall identify the Subsidiary and shall contain a reasonably detailed discussion of the proposed investment program); (b) the aggregate book value of Lessee's investments in Subsidiaries then subject to this exception shall not exceed 5% of Consolidated Total Assets (as defined in the Huffy Credit Agreement); and (c) such investment program otherwise complies with the terms of the Huffy Credit Agreement.

                           15.2    RIGHTS UPON DEFAULT.  Upon the occurrence
and continuation of any Default, at its option, Lessor may declare Lessee to be in default under this Agreement (except that no such declaration shall be required in the event of a Default described in paragraph 15.1(i), (j) or (k) above) and:

                           (a) Lessor may take all steps to protect and enforce the rights of Lessor or the obligations of Lessee hereunder, whether by action, suit or proceeding at law or in equity (for the specific performance of any covenant, condition or agreement contained in this Agreement, or in aid of the execution of any power herein granted or for any foreclosure, or for the enforcement of any other appropriate legal or equitable remedy) or otherwise as Lessor shall deem most advisable to protect and enforce any rights of Lessor hereunder or the obligations of Lessee hereunder;

                           (b) Lessor may terminate the Base Lease Term by giving a termination notice to Lessee specifying a date not less than fifteen (15) days after the date of such notice on which the Base Lease Term shall terminate and on such date the Base Lease Term and the estate granted hereunder shall expire and all rights of Lessee under this Agreement shall cease on the termination date so specified; and

                           (c) Lessor, whether or not the Base Lease Term shall have been terminated pursuant to clause (b) of this paragraph 15.2 shall have the right to terminate Lessee's right to possession hereunder and to re-enter and take possession of the Leased Premises hereunder or any part thereof by giving a written notice to Lessee to quit and surrender possession on a date not less than fifteen (15) days after the date of such notice whereupon the right of Lessee to the possession of the Leased Premises hereunder shall cease and terminate on such date, and Lessor shall have the immediate and continuing right then and at any time and from time to time thereafter without further notice, to re-enter upon or take possession of such Leased Premises or any part thereof with or without legal proceedings (summary or otherwise) and to remove all persons and property therefrom as Lessor may elect to do. Lessor shall have no liability to Lessee for or by reason of such entry or taking of possession and during such possession, Lessor may hold and/or dispose of the Leased Premises at public or private sale, as the Lessor may determine, free and clear of any rights, titles, interests, and estates of Lessee therein, thereto or thereunder (other than any sign face, trademark or other indicia of origin), and without any duty to account to Lessee with respect to holding, disposition or sale thereof or proceeds therefrom. Subject to clause (d) below, should Lessor elect to re-enter as herein provided or should Lessor take possession pursuant to legal proceedings or pursuant to any notice provided for by law or upon termination of this Lease pursuant to clause (b) of this paragraph 15.2 or termination of Lessee's right to possession pursuant to this clause (c) of this paragraph 15.2 or otherwise as permitted by applicable laws, Lessee shall peaceably quit and surrender the Leased Premises to Lessor.

                           15.3    PAYMENT OF ENFORCEMENT EXPENSES.  To the
maximum extent permitted by law, should Lessee commit a Default under this Agreement, it hereby covenants and agrees to pay and discharge all reasonable costs and expenses which shall be incurred by Lessor arising out of such Default and in enforcing the covenants and agreements of this Agreement, including without limitation reasonable attorneys' fees and enforcement expenses incurred in connection with a bankruptcy proceeding.

                           15.4    FORBEARANCE NOT TO LIMIT REMEDIES.  The
failure of Lessor to insist in any one or more cases on strict or specific performance of any provision of this Agreement or to exercise any right herein contained shall not constitute a waiver in the future of such right.
Acceptance by Lessor of rent or other payment, or acceptance of any other performance required hereunder with knowledge of a breach by Lessee of any provision hereof shall not constitute a waiver of such breach, nor shall any acceptance of rent or other payment in a lesser amount than herein provided for operate or be construed in any other manner other than as a payment on account of the earliest rent or other charge then unpaid by Lessee. No remedy referred to in this section 15 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity, and the exercise in whole or in part by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all other such remedies. No waiver by Lessor of any Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default.


                 16.       ASSIGNMENT, SUBLEASING,
                           AND SUBCONTRACTING
                           -----------------------

                           16.1    ASSIGNMENT BY LESSEE.  Lessee may not assign
its rights, or any of them hereunder except to an Affiliate of Lessee (incorporated under the laws of a state of the United States) which shall assume in writing and agree to be bound by all of the terms, conditions, duties and obligations hereunder, and then only if Lessor shall have given its prior consent to such assignment. Lessor shall not withhold or delay such consent unreasonably. A change in control of Lessee shall be deemed to constitute an assignment for purposes of this paragraph. As used herein, "control" of Lessee means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Lessee, whether through the ownership of voting securities, by contract or otherwise. Lessee shall not make or agree to make any partial assignment of the rights granted or conferred hereunder. No sublease of the Leased Premises or any portion thereof shall be granted hereunder, except that Lessee may sublease up to 50% of the square footage of the Facility to any third party. Any assignment, sublease, or subcontract (or attempted assignment, sublease, or subcontract) in violation of these restrictions shall be void.

                           16.2    EFFECT OF ASSIGNMENT.  If Lessee assigns its
rights or any of them hereunder to Lessee's Affiliate, such assignment shall not relieve Lessee of any obligations hereunder unless such Affiliate's tangible net worth is not less than the tangible net worth of the Lessee at the time of assignment. Unless Lessee is relieved from its obligations hereunder, any event subsequent to such assignment that causes Lessee to no longer have a substantial economic investment in or economically significant relationship with the entity or person that is Lessee's Affiliate shall be deemed an assignment of this Agreement and shall not be valid unless Lessor's prior consent shall have been obtained.

                           16.3    BIND AND INURE.  All terms, conditions,
duties, and obligations of this Agreement shall be binding on, and all rights and benefits shall inure to the benefit of, the respective permitted successors and assigns of Lessor and Lessee.


                 17.       SURRENDER; PERSONAL PROPERTY
                           ----------------------------

                           17.1    CONDITION UPON TERMINATION.  Except to the
extent that Lessee shall have purchased the Leased Premises pursuant to section 5 or section 6, Lessee shall surrender the Leased Premises to Lessor upon expiration or termination of the Base Lease Term in as good condition and repair as the same shall be at the Effective Date, ordinary wear and tear and construction of permitted improvements thereon excepted, consistent with normal usage of the Leased Premises, as evidenced by an architectural/engineering report provided by a firm acceptable to Lessor, with all associated expenses to be paid by Lessee. Lessee shall be entitled to submit to Lessor, on or before March 31, 1994, a similar architectural/engineering report as to the current condition of the Leased Premises in order to provide a baseline for any such reports in the future. The Leased Premises must be capable of fulfilling the purpose for which it was originally intended, must conform to all regulatory requirements imposed by any applicable governmental body prior to the Termination Date and any Materials of Environmental Concern at the Leased Premises (but not those incorporated as a part of the physical structure of the Leased Premises, except for any asbestos containing materials) which Lessor reasonably determines materially impair the marketability or then current Fair Market Value of the Leased Premises shall be removed by Lessee. No tenancy of any duration (other than a tenancy at will) shall be created by Lessee's holding over beyond the Termination Date.

                           17.2    RESPONSIBILITY FOR PERSONALTY.  All
equipment and trade fixtures furnished by Lessee and used in the operation of the Leased Premises, shall at all times be and remain the personal property of Lessee. Unless Lessee shall have purchased the Leased Premises pursuant to section 5 or section 6, Lessee shall, on or prior to the Termination Date, remove all of such equipment and trade fixtures from the Leased Premises. At Lessor's request, Lessee shall repair all damage to the Leased Premises caused by such trade fixtures and equipment or by their removal.


                 18.       QUIET ENJOYMENT
                           ---------------

                 Lessor covenants that, for so long as Lessee shall enjoy any leasehold estate under this Agreement, Lessee, having performed all covenants and obligations herein set forth, shall have quiet and peaceable possession of the Leased Premises, subject to and on the terms and conditions herein provided, free and clear of any claim by, from, through, or under any person lawfully claiming an interest in the Leased Premises from or through Lessor.

                 19.       INDEPENDENT CONTRACTORS
                           -----------------------

                 Nothing herein shall be deemed to constitute Lessor and Lessee as partners or joint venturers of any nature or to provide that either party shall have any responsibility or authority for or in connection with the business activities of the other, except as provided in paragraph 6.4(a). Neither party shall have any control over or responsibility for or obligations to the employees or other agents of the other. The relationship of the parties hereunder is that of independent contractors and of lessor and lessee.


                 20.       REFORMATION; SEVERABILITY
                           -------------------------

                 If any clause or provision of this Agreement shall be held by final judgment of a court of competent jurisdiction to be illegal, invalid, or unenforceable, then it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement that is illegal, invalid, or unenforceable, there shall be added as a part of this Agreement a clause or provision agreeable to the parties as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible without being illegal, invalid, or unenforceable. If such reformation cannot be accomplished, the offending provision shall be stricken and the remainder of this Agreement shall remain in full force and effect; provided, however, that if such offending provision cannot be reformed without resulting in a material change in the contractual relationship between the parties, thereby depriving either or both of the parties of the benefit of the fundamental economic bargain herein provided, this Agreement shall become voidable upon demand of the party whose economic interests are thus impaired.


                 21.       NOTICES
                           -------

                           Any notices under or pursuant to this Agreement must
be in writing and shall be deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

         To Lee:                                 Huffy Corporation
                                                 P.O. Box 1204
                                                 Dayton, Ohio  45401
                                                 Attention:  Assistant Treasurer
                                                 Telecopy: (513) 865-5470

         With a copy to:   Huffy Corporation
                                                  P.O. Box 1204
                                                  Dayton, Ohio  45401
                                                  Attention:  General Counsel
                                                  Telecopy:  (513) 865-5470

         To Lessor:                        SELCO Service Corporation
                                           c/o Society Equipment Leasing Company
                                           127 Public Square
                                           Cleveland, Ohio 44114
                                           Attention: President
                                           Telecopy: (216) 689-7926

         With a copy to:                   Gerald G. Greenberg, Esq.
                                           Taft, Stettinius & Hollister
                                           1800 Star Bank Center
                                           425 Walnut Street
                                           Cincinnati, OH 45202
                                           Telecopy: (513) 381-0205

  Either party may change such address by sending notice of the change to the other party.


                 22.       CONSTRUCTION AND INTERPRETATION
                           -------------------------------

                           22.1    WAIVERS.  Any term, covenant, condition,
representation, or warranty under this Agreement may be waived by the party entitled to the benefit thereof, and any default in performance by one party may be waived by the party entitled to receive such performance, but none of such provisions of this Agreement shall be considered waived by either party unless such waiver is reduced to writing and signed by the party entitled to such benefits. No such waiver shall be construed as a modification of any of the provisions of this Agreement or as a waiver of any past or future default or breach hereof, except as expressly stated in such waiver.

                           22.2    SURVIVAL OF COVENANTS.  All covenants and
agreements and all representations of either party not required by their terms to be fully performed and discharged prior to expiration or earlier termination of this Agreement shall survive such expiration or termination.

                           22.3    EXERCISE OF DISCRETION.  Whenever either
party shall have the right under this Agreement, either expressly or by implication, to exercise such party's discretion in making a decision, granting or withholding an approval, or consenting to some action on behalf of the other party, it is understood that such discretion is absolute and the exercise thereof is not subject to review or question for any reason, unless the contrary is expressly provided with respect to such decision (for example, in those instances in which it is provided that discretion is to be exercised reasonably).

                           22.4    NEITHER PARTY DRAFTER.  This Agreement
represents the culmination of extensive and arms length negotiations between the parties. Neither party shall be deemed the drafter of this Agreement.

                           22.5    CAPTIONS.  Section and paragraph headings
have been included in this Agreement solely for the convenience of the reader. Such headings do not constitute a part of this Agreement and shall be disregarded in the construction or interpretation of this Agreement and every portion hereof.

                           22.6    CERTAIN WORDS AND PHRASES.  Whenever the
terms "herein," "hereof," "hereunder," or words of like import are used in this Agreement, the intended inference is to the entire Agreement and not to the clause, sentence, paragraph or section in which such word appears. The word "paragraph" refers to a single paragraph designated by a separate number. The word "section" refers to a portion of this Agreement comprised of a series of one or more paragraphs designated by the same numerical series. For example, this section 22 includes paragraphs 22.1 through 22.8; the following section 23 consists of a single paragraph. Pronouns of any specific gender shall be deemed to include all other genders. The singular shall include the plural, and the plural the singular, unless the context otherwise requires.

                           22.7    TIME OF THE ESSENCE.  Time is of the essence
with respect to all obligations and rights of the parties under this Agreement.

                           22.8    CHOICE OF LAW.  This Agreement shall be
governed by and construed in accordance with the laws of the United States and of the State of Ohio, without giving effect to conflicts of law principles thereof. Lessee agrees that the state and federal courts in Montgomery County, Ohio shall have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding shall be effective if mailed to Lessee at its address provided above.


                 23.       MEMORANDUM OF AGREEMENT

                 A memorandum of this Agreement in proper form to give notice for recording purposes of the demise of the Leased Premises shall be executed and recorded upon request by either party, with the costs of preparation and filing of such memorandum being paid by Lessee. Such memorandum may include selected covenants, including without limitation those which are intended to run with the land hereunder. This Agreement shall not be recorded.

                 24.       CONFIDENTIALITY
                           ---------------

                 The Lessor agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it by the Lessee pursuant to this Agreement which is identified by the Lessee as being confidential at the time the same is delivered to Lessor (and which at the time is not, and does not thereafter become, publicly available or available to Lessor from another source not known by Lessor to be subject to a confidentiality obligation to the Lessee not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Lessor, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which the Lessor is a party or (v) to any assignee (or prospective assignee) so long as such assignee (or prospective assignee) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this section 24; provided that the Lessor shall, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, make reasonable efforts to keep the Lessee informed of such request or identification; provided, further, that the Lessee acknowledges that the Lessor may make disclosure as required or requested by any governmental agency or representative thereof and that the Lessor is subject to bank regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such agencies any such non-public information.

           [SIC] 25.       INTEGRATION; AMENDMENT

                 This Agreement, together with the Exhibits and Schedules attached hereto or incorporated by reference, embodies the entire agreement and understanding of the parties with respect to the subject matter hereof.
Neither party shall be bound by or liable for any prior or contemporaneous statement, representation, promise, inducement, or understanding of any kind or nature which is not set forth or provided for herein. This Agreement may not be amended, changed, modified, or altered except in a writing signed by both parties and declaring therein the intention of the parties that said writing shall effect an amendment hereto.


                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or agents as of the date and year of acknowledgement of their signatures, set forth below.


Signed and acknowledged in the          SELCO SERVICE CORPORATION
presence of:


/s/ Ronald L. DeBruler                  By: /s/ A.J. Desposito
- ---------------------------------       --------------------------------------
Printed Name: Roland L. Depruler        Its: President

/s/ Karla S. McLane
Printed Name:  Karla S. McLane



                                        HUFFY CORPORATION


/s/ Pamela J. Whipps                    By: /s/ Charlton L. George
- ---------------------------------       ---------------------------------------

Printed Name: Pamela J. Whipps          Its: VP Finance


/s/ William H. Seall
- ---------------------------------
Printed Name: William H. Seall

STATE OF OHIO                      )
                                           )  SS:
COUNTY OF Montgomery               )


                 The foregoing instrument was acknowledged before me this 29 day of December, 1993, by A. J. Desposito, the President of SELCO
Service Corporation, a bank service corporation, on behalf of the corporation.


                                           /s/ Joya L. Murr
                                           _____________________________________
                                                    Notary Public
                                           Joya L. Murr, Notary Public
                                           In and for the State of Ohio
                                           My Commission Expires May 29, 1994



STATE OF OHIO                      )
                                           )  SS:
COUNTY OF Montgomery               )


                 The foregoing instrument was acknowledged before me this 29 day of December, 1993, by Charlton L. George, the
Vice President-Finance of Huffy Corporation, an Ohio corporation, on behalf of the corporation.


                                             /s/ Joya L. Murr
                                           _____________________________________
                                                    Notary Public
                                            Joya L. Murr, Notary Public
                                            In and for the State of Ohio
                                            My Commission Expires May 29, 1994


This instrument prepared by:

Tammy P. Hamzehpour
Taft, Stettinius & Hollister
1800 Star Bank Center
425 Walnut Street
Cincinnati, OH  45202-3957
(513) 381-2838

                        MEMORANDUM OF LEASE

  Pursuant to Section 5301.251, Ohio Revised Code, this Memorandum of Lease has been executed for recording purposes. The undersigned Landlord and Tennant certify that they have entered into a certain Lease Agreement dated December 29, 1993 (hereinafter referred to as the "Lease"), as more fully set forth below:

  1.  The Landlord is:  SELCO Service Corporation
            c/o Society Equipment Leasing Company
            127 Public Square
            Cleveland, OH  44114

  2.  The Tennant is :  Huffy Corporation
            P.O. Box 1204
            Dayton, OH  45401

  3. The Leased Premuses are descibred as follows: The Huffy Corporation headquarters facility located at 7701 Byers Road, Miamisburg, Ohio. The record descriptions of the real property which includes the Leased Premises is attached hereto as Exhibit A and forms a part hereof.

  4.  The term of the Lease commences on December 29, 1993.   The initial term
of the Lease ends on December 31, 2003. The Tenant has the option, subject to terms and conditions contained in the Lease, to renew the term of the Lease for an additional period not to exceed twelve (12) months.

  5. This Memorandum contains only selected provisions of the Lease, and reference is made to the full text of the Lease for the terms thereof. This Memorandum shall not, in any way, amend or supersede the terms and conditions of the aforesaid Lease.

  IN WITNESS WHEREOF, the undersigned have executed this Memorandum of Lease on the date of acknowledgment shown below.

Signed and ackowledged          LANDLORD:
in the presence of:             SELCO Service Corporation
As to Landlord:

/s/ Arline Z. Adams             By: /s/ A. J. Desposito
- -------------------------       ------------------------------
Name: Arline Z. Adams           Name: A. J. Desposito
                                Title: President
                                       ---------
/s/ George Eckstein
- -------------------------
Name: George Eckstein
      ---------------

As to Tenant:                           TENANT:
                                        Huffy Corporation

  /s/ Melanie M. Clutter                By:  /s/ Timothy G. Howard
- ------------------------                     ---------------------
Name: Melanie M. Clutter                Name: Timothy G. Howard
      ------------------                      --------------------
                                        Title: V.P. and Controller
 /s/ Eric P. Witte                             -------------------
- ------------------------
Name: Eric P. Witte
      -------------

STATE OF OHIO

COUNTY OF MONTGOMERY

        The foregoing instrument was acknowledged before me this 29th day of December, 1993, by A. J. Desposito, the President of
SELCO Service Corporation, on behalf of the corporation.



                                ____________________________
                                Notary Public


STATE OF OHIO

COUNTY OF MONTGOMERY

        The foregoing instrument was acknowledged before me this 29th day of December, 1993, by TIMOTHY G. HOWARD, the V.P. &
CONTROLLER of Huffy Corporation, on behalf of the corporation.


                                /s/ Pamela K. Booher
                                --------------------
                                Notary Public
                                PAMELA K. BOOHER, Notary Public
                                In and for the State of Ohio
                                My Commission Expires
                                September 13, 1997

As to Tenant:                   TENANT:
Huffy Corporation

_________________________       By:___________________
Title:___________________       Name:_________________
Name:____________________

STATE OF OHIO

COUNTY OF CUYAHOGA

  The foregoing instrument was acknowledged before me this 29th day of December, 1993, by A.J. Desposito, the President of SELCO Service Corporation, on behalf of the corporation.


            /s/ Phyllis D. Stepler
        __________________________________
        Notary Public


STATE OF OHIO

COUNTY OF MONTGOMERY

  The foregoing instrument was acknowleged before me this 29th day of December, 1993, by _______________________________, the ________________________________
of Huffy Corporation, on behalf of the corporation.



        __________________________________
        Notary Public